Exhibit 99

Vail Banks, Inc.

For Immediate Release March 25, 2004	Contact: Lisa M. Dillon Vice Chairman ldillon@weststarbank.com 970-476-2002

VAIL BANKS, INC. ANNOUNCES GRANTS OF
RESTRICTED STOCK AND STOCK OPTIONS

Vail Banks, Inc. (Nasdaq: VAIL) announced today that on March 21, 2005 it completed grants of restricted stock to two of its executive officers and non-qualified stock options to two other key employees, in connection with inducing their respective employments.

Gary S. Judd, the company’s Chief Executive Officer and President, was granted 100,000 shares of restricted stock. Raymond E. Verlinde, its Principal Financial and Accounting Officer and Senior Executive Vice President and Chief Administrative Officer of the company’s banking subsidiary, WestStar Bank, was granted 30,000 shares of restricted stock. Each of these grants had been provided for in connection with the company’s employment of Mr. Judd and Mr. Verlinde, on May 1, 2003 and August 18, 2004, respectively, and were conditioned on the fulfillment of certain conditions as determined by the Board of Directors. Mr. Judd and Mr. Verlinde had also been provided an inducement grant of 30,000 shares of restricted stock on April 22, 2003 and 10,000 shares of restricted stock on August 18, 2004, respectively. All of the restricted stock granted to Mr. Judd and Mr. Verlinde vests in ten equal installments on the first ten anniversaries of the grant date subject to achieving performance measures as established by the Board of Directors.

The company granted non-qualified options to purchase 5,000 shares of common stock to Terry A. Sherrill and non-qualified options to purchase 2,500 shares of common stock to Les Sowitch. Ms. Sherrill was hired as the Senior Vice President and Director of Internal Audit and Compliance of WestStar Bank. Mr. Sowitch was hired as the bank’s Senior Vice President. The stock options granted to Ms. Sherrill and Mr. Sowitch vest in four equal installments on the first four anniversaries of the grant date, March 21, 2005 in each case, and have an exercise price of $13.30 per share, which is the closing price of the company’s common stock on the date of grant.